Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-134225 on Form S-3 of our report dated April 12, 2006 (July 31, 2006, as to the effects of the warrant liability restatement described in Note 2), relating to the consolidated financial statements and financial statement schedules and to management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K/A of Retail Ventures, Inc. for the year ended January 28, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Columbus, Ohio
July 31, 2006